Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 14, 2020

Registration Statement No. 333-228632-05

[With A2A rating corrected for a typo]

** Full Price Details **

$1+BN AmeriCredit Automobile Receivables Trust (“AMCAR”) 2020-2

• Bookrunners    : Deutsche Bank (str), BNP, Goldman Sachs, JP Morgan

• Co-Managers    : Banco de Brasil, Credit Ag, Morgan Stanley, RBC

• Selling Group    : Loop Capital

CL	AMT ($mm)	WAL	S&P/F	E.Fin	L.Fin	Bench	Sprd	Yld%	Cpn%	$Px

A-1	180.00	0.14	A-1+/F-1+	11/20	07/21	IntL	+5	0.26105	0.26105	100.00
A-2A	340.00	0.90	AAA/AAA	03/22	12/23	EDSF	+35	0.605	0.600	99.99620
A-2B	50.00	0.90	AAA/AAA	03/22	12/23	1mL	+35	1m L+35	1m L+35	100.00
A-3	183.20	2.10	AAA/AAA	02/23	12/24	ISWPS	+45	0.669	0.660	99.98314
B	80.13	2.80	AA/AA	08/23	02/26	ISWPS	+75	0.973	0.970	99.99715
C	99.46	3.35	A/A	03/24	02/26	ISWPS	+125	1.486	1.480	99.99537
D	75.71	3.66	BBB/BBB	03/24	03/26	ISWPS	+190	2.146	2.130	99.97729
E	31.50	** Retained **

~ ~ Transaction Summary ~ ~
• Offered Size : $1,008+mm (No Grow)	• Registration : SEC-Registered
• Pricing Speed : 1.50%	• BBG Ticker : AMCAR 2020-2
• Expected Settle : 07/22/2020	• Risk Retention : US = YES; EU = NO
• First Payment : 08/18/2020	• ERISA Eligible : Yes
• Expected Ratings : S&P/Fitch	• Denominations : 1k x 1k
• Expected Timing : Priced	• Bill & Deliver : Deutsche Bank

~ ~ SEC CUSIPs and ISINs ~ ~

•A-1 : 03066EAA2	US03066EAA29
•A-2A : 03066EAB0	US03066EAB02
•A-2B : 03066EAC8	US03066EAC84
•A-3 : 03066EAD6	US03066EAD67
•B : 03066EAE4	US03066EAE41
•C : 03066EAF1	US03066EAF16
•D : 03066EAG9	US03066EAG98

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s).